UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

LAMAR ADVERTISING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-30242	72-1449411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5321 Corporate Boulevard, Baton Rouge, Louisiana 70808

(Address of principal executive offices and zip code)

(225) 926-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 17, 2014, Lamar Advertising Company (the “Company”) held a special meeting of stockholders to consider and act upon the two proposals listed below, both of which were approved. Only stockholders of record as of the close of business on October 3, 2014, were entitled to vote at the special meeting. As of October 3, 2014, 80,828,878 shares of Class A common stock, 14,610,365 shares of Class B common stock and 5,719.49 shares of Series AA preferred stock of the Company were outstanding and entitled to vote at the special meeting. With respect to the matters submitted for vote at the special meeting, each share of Class A common stock is entitled to one vote, each share of Class B common stock is entitled to ten votes and each share of Series AA preferred stock is entitled to one vote. At the special meeting, 65,338,685 shares of Class A common stock, all 14,610,365 shares of Class B common stock, and all 5,719.49 shares of Series AA preferred stock of the Company were represented, in person or by proxy, constituting a quorum for the meeting.

The following two proposals, each of which is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 17, 2014 (the “Proxy”), were before the meeting, and they received the following votes:

Proposal 1:	Proposal to adopt the Agreement and Plan of Merger dated August 27, 2014, between Lamar Advertising Company and Lamar Advertising REIT Company, a newly formed wholly owned subsidiary of Lamar Advertising Company, which is part of the reorganization through which Lamar Advertising Company intends to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

For	Against	Abstain	Broker Non-Votes

211,423,030.49	6,936	18,088	0

Proposal 2:	Proposal to permit Lamar Advertising Company’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve proposal 1.

For	Against	Abstain	Broker Non-Votes

207,461,894.49	3,965,880	20,279	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2014	LAMAR ADVERTISING COMPANY

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer